Exhibit 10.8

October 3, 2007

Mr. Ron J. Torten

Re: Offer of Employment

Dear Ron,

On behalf of Inphi Corporation (“Inphi” or the “Company”), we are pleased to offer you full-time employment as World Wide Vice President of Sales in our Westlake Village, CA facility reporting to the CEO, subject to the following terms and conditions.

Cash Compensation/Benefits

Your starting base salary annualized will be $200,000 per year paid on a bi-monthly payroll schedule.

In addition, you will be eligible for a $100,000 bonus based on corporate revenue (70%), and Executive MBO (30%), to be defined upon your start date.

In addition, you will be eligible for Inphi standard benefits including health, dental, vision, life insurance, vacation and sick leave with an optional 401(k) plan.

Commuting Allowance

Inphi recognizes that you will maintain your primary residence in the Switzerland during your employment and commute monthly to work for 3 weeks at Inphi in Westlake Village, CA. Inphi will provide a housing allowance of $3,000.00 per month until June 2008.

Relocation

Per our discussions, your family will relocate from Switzerland to Westlake Village, California on or about June 2008. You will receive a $50,000 relocation bonus either in the form of reimbursement for expenses or a flat bonus, whichever you prefer. Should you voluntarily terminate your employment at Inphi within one year of payment of this bonus, you will reimburse Inphi in full.

Inphi Corporation 2393 Townsgate Road, #101 Westlake Village, CA (v) 805.446.5100 (f) 805.446.5191

Equity

Contingent on approval by the Company’s Board of Directors, you will receive an incentive stock option package consisting of options to purchase shares of the Company’s Common Stock equal to 474,718 shares of common shares subject to Board of Directors approval. The grant date and option price will be established on the date the Board of Directors grants the options to you pursuant to the Company’s Stock Option/Stock Issuance Plan (the “Plan”). Provided you remain in the service of the Company (as defined in the Plan), the option will vest four year period with one-fourth (25%) of the shares vesting on the date that is one year after the commencement of your service as an employee of the Company and the remaining shares vesting in a series of 36 equal monthly installments upon your completion of each month of service thereafter. Any shares purchased pursuant to the option will be subject to a right of first refusal in favor of the Company, and any shares that you decide to purchase before you become vested in the underlying option shall be subject to repurchase by the Company if your employment with the company terminates. All of the terms discussed above are described in, and your option shall be governed by the provisions of, the Stock Option/Stock Issuance Plan and the related documentation that you will receive.

Subject to the approval of the Board of Directors, you will be offered accelerated vesting of such shares following your termination after a corporate transaction in a form substantially similar to the form attached to this letter.

“At Will” Employment

Employment with the Company is “at-will”. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and by the Company’s Chairman of the Board of Directors.

Full-time Services to The Company

The Company requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by the Company.

Confidential Information

Inphi was formed on the principles of working hard, doing things the right way and treating each project and customer as the top priority. We expect the highest quality and level of personal commitment from each employee. We are hiring people with the right skills and qualifications, not based upon any specific knowledge you may have obtained about potential products, clients or industries. For that reason, if you signed a confidentiality agreement with a previous employer, you should read it and honor it. Inphi does not permit the use of trade secret information belonging to others or the violation of any agreements to keep information confidential. You must also sign a confidentiality and proprietary information agreement at the start of your employment with Inphi.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•

As required by law, your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America no later than the third day after you commence working for the Company.

•	Your signed agreement to, and ongoing compliance with, the terms of the enclosed Proprietary Information and Inventions Agreement without modification.

•

Your return of the enclosed copy of this letter, after being signed by you without modification, to the undersigned no later than October 19, 2007, after which time offer will expire. By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company, as its employee. If you accept employment, you may not either bring onto Company premises or use in any manner any confidential or proprietary information developed, used or disclosed to you while you were employed by some other company or entity.

Entire Agreement

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the initial terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superceded by this offer. Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by Human Resources.

We look forward to you accepting this offer and a mutually rewarding relationship. As with all-important decisions, you should make a decision concerning this offer based on your own independent investigation and judgment concerning the Company and its future prospects.

If you accept this offer, please date and sign below, on the enclosed copy of this letter and return it to me no later than October 19, 2007. You will be provided with an original copy for you to retain in you records. You should bring your INS Form 1-9 required identification, and proof of authorization to work with you on your first day of employment.

Your starting date will be December 15, 2007.

If you have any questions regarding this offer letter, please feel free to contact me directly at 805-807-8199.

Sincerely,

Young Sohn

CEO, Inphi Corporation

I accept the above offer, and request to begin employment on December 15th, 2007 per our discussion.

Dated: October 16, 2007
Signature

[Inphi Corporation]

June 10, 2010

Ron J. Torten

<ADDRESS>

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Re:	Amendment of Stock Issuance Agreement

Dear Ron:

This Amendment (the “Amendment”) amends the terms and conditions of the offer letter between you and Inphi Corporation (the “Corporation”) dated October 3, 2007, including the Addendum to Stock Issuance Agreement incorporated therein (the “Agreement”). This Amendment revises the accelerated vesting provisions provided for in the Addendum to Stock Issuance Agreement (the “Addendum”).

1. Section 1 of the Addendum is hereby amended by deleting the existing Section 1 in its entirety and replacing it with the following new Section 1, effective on the date hereof:

“To the extent the repurchase right is assigned to the successor corporation (or parent thereof) in connection with a corporate transaction, no accelerated vesting of the purchased shares shall occur upon such corporate transaction, and the repurchase right shall continue to remain in full force and effect in accordance with the provisions of the issuance agreement. Participant shall, over his or her period of service following the corporate transaction, continue to vest in the purchased shares in one or more installments in accordance with the provisions of the issuance agreement. However, upon an involuntary termination of participant’s service within eighteen (18) months following a corporate transaction that occurs prior to the initial public trading date, the repurchase right shall terminate automatically, and all the purchased shares shall immediately vest in full at that time. Any unvested escrow account maintained on participant’s behalf pursuant to paragraph D.5 of the issuance agreement shall also vest at the time of such involuntary termination and shall be paid to participant promptly thereafter.” “initial public trading date” means the closing of the initial offering of shares of common stock of the corporation to the public pursuant to a registration statement filed by the corporation with the securities and exchange commission.”

Except as amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment and the Agreement constitute the complete and entire agreement among the parties relating to the subject matter thereof, and there are no prior or contemporaneous oral or written representations, promises or agreements not expressly set forth therein. This Amendment may not be modified in any respect except by a writing dated and signed by the parties hereto.

If you accept the terms and conditions of this Amendment as set forth above, please sign and date this Amendment and return it to me by June 10, 2010.

Best regards,

Inphi Corporation

By:	/s/ John Edmunds
Name:	John Edmunds
Title:	Chief Financial Officer
Date:	June 10, 2010

Accepted and agreed:

/s/ Ron J. Torten
Ron J. Torten

Date: June 10, 2010